EXHIBIT 10.1

AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY

913 Industrial Park Drive, Vandalia, Ohio

THIS AGREEMENT (“Agreement”) is made and entered into as of the Effective Date (as defined herein) by and between ARC CRVANOH001, LLC, a Delaware limited liability company (“Seller”), and AXOGEN CORPORATION, a Delaware corporation (“Buyer”).

In consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.         Terms and Definitions.  The terms listed below shall have the respective meaning given them as set forth adjacent to each term.

(a)        “Broker” shall mean collectively Mark Dlott of Cushman & Wakefield, acting as Seller’s agent, and Rebecca Smith and Matt Arnovitz of CBRE, acting as Buyer’s agent.

(b)        “Closing” shall mean the consummation of the transaction contemplated herein, which shall occur on the date that is sixty (60) days after the last day of the Due Diligence Period (as defined herein) unless the Buyer waives the full Due Diligence Period and Buyer and Seller mutually agree to close earlier.  The date of Closing is sometimes hereinafter referred to as the “Closing Date.”  Neither party will need to be present at Closing, it being anticipated that the parties will deliver all Closing Documents (as defined herein) in escrow to the Escrow Agent prior to the date of Closing.

(c)        “Due Diligence Period” shall mean the period beginning upon the Effective Date and extending until 11:59 PM ET on the date that is thirty (30) days thereafter or the earlier date on which Seller receives written notice of Buyer’s waiver of the Due Diligence Period.

(d)        “Earnest Money” shall mean ONE HUNDRED FIFTY THOUSAND and 00/100 DOLLARS ($150,000.00). The Earnest Money shall be deposited by Buyer in escrow with Escrow Agent (as defined herein) within three (3) business days after the Effective Date, to be applied as part payment of the Purchase Price (as defined herein) at the time the sale is closed, or disbursed as agreed upon in accordance with the terms of this Agreement.

(e)        “Effective Date”  shall mean the date of execution and delivery of this Agreement by both Seller and Buyer.

(f)        “Escrow Agent” shall mean Chicago Title Insurance Company, whose address is Suite 1325, 1515 Market Street, Philadelphia, PA 19102-1930, Attention:  Edwin G. Ditlow, Telephone: 215-875-4184; Telecopy: 215-732-1203; E-mail: ditlowE@ctt.com.  The parties agree that the Escrow Agent shall be responsible for (x) organizing the issuance of the Commitment and title policy, (y) preparation of the closing statement, and (z) collection of the Closing Documents and collection and disbursement of the funds.

(g)        “Lease”  shall mean that certain Warehouse and Manufacturing Lease, dated September 16, 2009, as amended, by and between Harbor Investments III, LLC, Seller’s predecessor in interest, as landlord, and Veolia Water Technologies, Inc., as tenant (the “Tenant”).

(h)        “Lease Termination Agreement”  means that Lease Termination Agreement, to be entered into by and between Seller and Tenant, that effectuates the termination of the Lease to occur immediately prior to, and be wholly contingent upon, the Closing hereunder.

(i)         “Non-Refundable Deposit”  shall mean FIFTY THOUSAND and 00/100 DOLLARS ($50,000.00). The Non-Refundable Deposit shall be deposited by Buyer in escrow with Escrow Agent within three (3) business days after the Effective Date.  Following the expiration of the Due Diligence Period, the Non-Refundable Deposit shall be part of the Earnest Money to be applied as part payment of the Purchase Price at the time the sale is closed, or disbursed as agreed upon in accordance with the terms of this Agreement.

(j)         “Property” shall mean (i) that certain real property located at 913 Industrial Park Drive, Vandalia, Ohio, being more particularly described on Exhibit A attached hereto and incorporated herein (the “Real Property”) together with the buildings, facilities and other improvements located thereon (collectively, the “Improvements”); (ii) all right, title and interest of Seller in and to all air and subsurface rights appurtenant to the Real Property; (iii) all right, title and interest of Seller in and to the machinery, lighting, electrical, mechanical, plumbing and heating, ventilation, air conditioning systems and furniture used in connection with the Real Property and the Improvements, and all carpeting, draperies, appliances and other fixtures and equipment attached or appurtenant to the Real Property together with all tangible and intangible personal property owned by Seller and located on the Real Property or on and/or in the Improvements (collectively, the “Personal Property”), excluding only furniture and other personal property of Tenant (collectively, the “Tenant’s Personal Property”); (iv) all right, title and interest of Seller to any unpaid award, if any, for (1) any taking or condemnation of the Property or any portion thereof, or (2) any damage to the Property or the Improvements or any portion thereof; (v) all easements, licenses, rights and appurtenances relating to any of the foregoing; and (vi) all right, title and interest of Seller in and to all plans, site plans, surveys and specifications, architectural drawings, building permits and other permits issued in connection with the construction, operation, use or occupancy of the Improvements, and any warranties, tradenames, logos (including any federal or state trademark or tradename registrations), or other identifying name or mark now used in connection with the Real Property and/or the Improvements.

(k)        “Purchase Price”  shall mean FIVE MILLION and NO/100 DOLLARS ($5,000,000.00).

(l)         Seller and Buyer’s Notice address

(i)         “Buyer’s Notice Address” shall be as follows, except as same may be changed pursuant to the Notice section herein:

AxoGen Corporation

13631 Progress Boulevard, Suite 400

Alachua, Florida  32615

Attn:   John Glueck, Assistant General Counsel

Tel. No.:  (352) 317-6885

E-mail:  jglueck@axogeninc.com

(ii)       “Seller’s Notice Address” shall be as follows, except as same may be changed pursuant to the Notice section herein:

ARC CRVANOH001, LLC

c/o AR Global Investments, LLC

405 Park Avenue, 4th Floor

New York, New York 10022

Attn:  Michael Anderson

Tel. No.:  (212) 415-6500

E-mail:  manderson@ar-global.com

With a copy to:

Ryan Reimers

AR Global Investments, LLC

7621 Little Avenue, Suite 200

Charlotte, North Carolina 28226

Tel. No.: (704) 626-4403

Email: rreimers@ar-global.com

2.         Purchase and Sale of the Property.  Subject to the terms of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property for the Purchase Price.

3.         Payment of Purchase Price.  The Purchase Price to be paid by Buyer to Seller shall be paid by wire transfer of immediately available funds in the amount of the Purchase Price plus or minus prorations, credits and adjustments as provided in Section 4 and elsewhere in this Agreement to Escrow Agent, at the time of Closing, or as otherwise agreed to between Buyer and Seller.

4.         Proration of Expenses and Payment of Costs and Recording Fees.

(a)        At Closing, Seller and Buyer shall adjust for real estate taxes and assessments (both general and special), municipal water and sewer charges, fuel and utility charges, such adjustments to be calculated as of 11:59 PM on the day immediately preceding the Closing.  The real estate tax adjustment shall be based on the so called “Montgomery County Short Method.”  Prior to the Closing, Seller shall have paid or made binding arrangements to pay all service providers under service and maintenance contracts for the Property to which Seller is a party, if any, for services rendered up to the day prior to the Closing.

(b)        Seller shall pay or be charged with the following costs and expenses in connection with this transaction:

(i)         Broker’s commission payments (for sales commissions earned), in accordance with Section 23 of this Agreement;

(ii)        Title policy premiums for any endorsements issued in connection with such policies that Seller elects to purchase to cover title issues, if any; and

(iii)       Any costs incurred in connection with the release of existing debt, including, but not limited to, prepayment penalty fees and recording fees for documents providing for the release of the Property from existing debt.

(c)        Buyer shall pay or be charged with the following costs and expenses in connection with this transaction:

(i)         100% of all title policy premiums, including search costs and any endorsements issued in connection with such policies other than endorsements that Seller elects to purchase to cover title issues, if any;

(ii)        Transfer taxes and conveyance fees on the sale and transfer of the Property, including fees to record the Deed (as defined herein) for the Property;

(iii)       All costs and expenses in connection with Buyer’s financing, including appraisal, points, commitment fees and the like and costs for the filing of all documents necessary to complete such financing and related documentary stamp tax and intangibles tax; and

(iv)       Buyer shall pay for the cost of its own survey, Phase 1 environmental study and due diligence investigations.

(d)        Each party shall pay its own legal fees incidental to the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(e)        Seller and Buyer each shall pay one-half of all reasonable escrow fees charged by Escrow Agent.

5.         Title.  At Closing, Seller agrees to convey to Buyer fee simple marketable title to the Property by limited warranty deed, free and clear of all tenancies, leases, liens, defects of title, conditions, easements, assessments, restrictions, and encumbrances except for Permitted Exceptions (as hereinafter defined).

6.         Examination of Property.  Seller and Buyer hereby agree as follows:

(a)        Seller has ordered a title insurance commitment (and copies of all title exception documents referenced therein) (the “Title Commitment”) from Escrow Agent for the Property.  At Buyer’s option, Buyer may order a new or updated survey for the Property (the “Survey”) promptly after the date hereof.  No later than the expiration of the Due Diligence Period, Buyer may object to any matters shown in the Title Commitment or Survey (“Title Matters”) that are unacceptable to Buyer by delivering written notice thereof to Seller (“Objections”).   Any Title Matters for which Buyer fails to make an Objection prior to the expiration of the Due Diligence Period shall be deemed “Permitted Exceptions”.  However, Permitted Exceptions shall not include any mechanic’s lien or other monetary lien encumbering the fee interest of Seller in the Property, or any deeds of trust, mortgage, or other loan documents secured by the Property (collectively, “Liens”).  Buyer shall not be required to make an Objection as to the Liens, and Seller shall be required to remove all Liens (by payment, bond deposit or indemnity acceptable to Escrow Agent) prior to Closing.  Seller shall have no obligation to cure any Objections, except as aforesaid, provided Seller notifies Buyer of any Objections which Seller elects not to remove or cure within five (5) business days following receipt of Buyer’s Objections and if no such notice is given, it will be deemed that Seller has elected not to remove or cure such Objection.  In the event that Seller refuses (or is deemed to have refused) to remove or cure any Objections, Buyer shall have the right to terminate this Agreement upon written notice to Seller given within five (5) business days after receipt (or deemed receipt) of Seller’s notice, upon which termination the Earnest Money shall be returned to Buyer and neither party shall have any further obligation hereunder, except as otherwise expressly set forth herein.  If no such notice is given by Buyer within such five (5) business day period, then Buyer’s right of termination will be deemed waived and such Objections will be deemed Permitted Exceptions.  If any matter not revealed in the Title Commitment is discovered by Buyer or by the Escrow Agent and is added to the Title Commitment by the Escrow Agent at or prior to Closing, Buyer shall have until the earlier of (i) ten (10) days after the Buyer’s receipt of the updated, revised Title Commitment showing the new title exception, together with a legible copy of any such new matter, or (ii) the date of Closing, to provide Seller with written notice of an Objection to any such new title exception.  Seller shall have two (2) business days after receipt of Buyer’s new Objection to notify Buyer as to whether Seller elects to remove or cure such new Objection, and, if necessary, the Closing shall be delayed until the date that is five (5) days after Seller delivers such notification to Buyer.  If Seller does not elect to remove or cure such new Objection (or fails to respond within the two (2) business day period), or if Seller elects to remove or cure such new Objection and Seller fails to remove or cure same prior to the date of Closing (which may be delayed as set forth above), Buyer may terminate this Agreement, in which case the Earnest Money shall be returned to Buyer and neither party shall have any further obligation hereunder, except as otherwise expressly set forth herein.

(b)        Within five (5) days following the Effective Date, Seller shall provide to Buyer copies of the following documents and materials pertaining to the Property to the extent within Seller’s possession or reasonably obtainable by Seller: (i) a final copy of all surveys and site plans of the Property, including, without limitation, any as-built surveys obtained or delivered to Tenant in connection with any construction at the Property; (ii) a copy of all architectural plans and specifications and construction drawings and contracts for Improvements located on the Property; (iii) a copy of Seller’s title insurance policy relating to the Property (and copies of the title documents referenced therein); (iv) a copy of the zoning report for the Property and any government permits or approvals; (v) a copy of all environmental reports for the Property, including any Phase I environmental site assessments and Phase II environmental site assessments for the Property; and (vi) a copy of the roof warranty for the building on the Property (the “Due Diligence Materials”).  Seller agrees to request from Tenant, and upon receipt shall promptly deliver to Buyer, copies of any service contracts for the operation and maintenance of the Property and the most recent real estate tax statements and utility bills for the Property.  Additionally, during the term of this Agreement, Buyer, its agents, contractors and designees (collectively “Buyer’s Representatives”), shall have the right to enter the Property for the purposes of inspecting the Property, conducting soil tests, and making surveys, mechanical and structural engineering studies, inspecting construction, and conducting any other investigations and inspections as Buyer may reasonably require to assess the condition and suitability of the Property, including, without limitation, an environmental Phase I examination. Buyer shall indemnify and hold Seller harmless from and against any and all claims or damages asserted against Seller or Tenant to the extent resulting from the activities of Buyer on the Property, and Buyer shall repair any and all damage caused, in whole or in part, by Buyer and return the Property to its condition prior to such damage, which obligation shall survive Closing or any termination of this Agreement.  The foregoing indemnity shall not include any claims or damages that result from (i) the mere discovery by Buyer or Buyer’s Representatives of any violations of law or pre-existing conditions on the Property during Buyer’s investigations conducted pursuant to, and in accordance with, the terms of this Agreement, or (ii) the negligence of Seller or any of Seller’s representatives.  Seller shall reasonably cooperate with the efforts of Buyer and Buyer’s Representatives to inspect the Property and the Improvements.  Notwithstanding the foregoing, Buyer shall not have the right to conduct an environmental Phase II examination without the express prior written consent of Seller.  During the time period in which Buyer or Buyer’s Representatives are accessing the Property, Buyer shall maintain or shall cause Buyer’s Representatives to maintain a policy of comprehensive general public liability insurance with a combined single limit of not less than $1,000,000 per occurrence for bodily injury and property damage, insuring Buyer and Seller, as additional insureds, against any injuries or damages to persons or property that may result from or are related to Buyer's or Buyer’s Representative’s entry upon the Property and any investigations or other activities conducted thereon.  Prior to the first entry on the Property, Buyer shall deliver, or shall cause Buyer’s Representatives to deliver, certificates of insurance to Seller confirming compliance with the foregoing insurance requirements.  Upon signing this Agreement, Seller shall provide Buyer with the name of a contact person(s) for the purpose of arranging site visits.  Buyer shall give Seller reasonable written notice (which in any event shall not be less than one (1) business day) before entering the Property, and Seller may have a representative present during any and all examinations, inspections and/or studies on the Property.  Buyer shall have the unconditional right, for any reason or no reason, to terminate this Agreement by giving written notice thereof to Seller and the Escrow Agent prior to the expiration of the Due Diligence Period, in which event this Agreement shall become null and void, Buyer shall receive a refund of the Earnest Money, Seller shall receive the Non-Refundable Deposit, and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise expressly set forth herein. Notwithstanding the foregoing, in the event Buyer terminates this Agreement prior to the expiration of the Due Diligence Period on the grounds that Buyer’s Phase I environmental site assessment reflects a recognized environmental condition (“REC”) on the Property, Buyer shall receive a refund of the Non-Refundable Deposit in addition to the Earnest Money.

(c)        Seller shall use good faith efforts to obtain estoppel certificates with respect to reciprocal easement agreements as may be reasonably requested by Buyer.

7.         Risk of Loss/Condemnation.  Upon an occurrence of a casualty, condemnation or taking, Seller shall notify Buyer in writing of same.  Until Closing, the risk of loss or damage to the Property, except as otherwise expressly provided herein, shall be borne by Seller.  In the event all or any portion of the Property is damaged in any casualty or condemned or taken (or notice of any condemnation or taking is issued) so that (a) with respect to any casualty, if the cost to repair such casualty would exceed $250,000, or (b) with respect to any condemnation, any Improvements (including any parking lots located on the Property) or access to the Property or more than ten percent (10%) of the Property is (or will be) condemned or taken, then, Buyer may elect to terminate this Agreement by providing written notice of such termination to Seller within ten (10) business days after Buyer’s receipt of notice of such condemnation, taking or damage, upon which termination the Earnest Money shall be returned to the Buyer and neither party hereto shall have any further rights, obligations or liabilities under this Agreement, except as otherwise expressly set forth herein.  With respect to any condemnation or taking (or any notice thereof), if Buyer does not elect to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer at the Closing the rights of Seller to the awards, if any, for the condemnation or taking, and Buyer shall be entitled to receive and keep all such awards.  With respect to a casualty, if Buyer does not elect to terminate this Agreement or does not have the right to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer at the Closing the rights of Seller to the proceeds under Seller’s insurance policies covering the Property with respect to such damage or destruction (or pay to Buyer any such proceeds received prior to Closing), together with all of Seller’s right to fully adjust and settle the insurance claim, and pay to Buyer the amount of any deductible with respect thereto, and Buyer shall be entitled to receive and keep any monies received from such insurance policies.

8.         Earnest Money Disbursement.  The Earnest Money and the Non-Refundable Deposit shall be held by Escrow Agent, in trust, and disposed of only in accordance with the following provisions:

(a)        If the Closing occurs, Escrow Agent shall deliver the Earnest Money to Seller and shall be applied as part payment of the Purchase Price.  If for any reason the Closing does not occur, Escrow Agent shall deliver the Earnest Money to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this clause (a).  Subject to the last sentence of this clause (a), if for any reason the Closing does not occur and either party makes a written demand (the “Demand”) upon Escrow Agent for payment of the Earnest Money, Escrow Agent shall give written notice to the other party of the Demand within one (1) business day after receipt of the Demand.  If Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice by Escrow Agent, Escrow Agent is hereby authorized to make the payment set forth in the Demand.  If Escrow Agent does receive such written objection within such period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court.  Notwithstanding the foregoing provisions of this clause (a) if Buyer delivers a notice to Escrow Agent and Seller stating that Buyer has terminated this Agreement on or prior to the expiration of the Due Diligence Period, then Escrow Agent shall immediately (i) return the Earnest Money to Buyer without the necessity of delivering any notice to, or receiving any notice from Seller, and (ii) deliver the Non-Refundable Deposit to Seller without the necessity of delivering any notice to, or receiving any notice from Buyer, unless Buyer terminates this Agreement (x) due to a REC discovered by Buyer or Buyer’s environmental consultant during the Due Diligence Period or (y) in the event that Buyer is ready, willing and able to close in accordance with the terms and provisions hereof, and Closing fails to take place due to Seller’s default (including failure to obtain the Lease Termination Agreement or a breach of Seller’s representations and warranties), in which in either of the foregoing cases the Non-Refundable Deposit shall be refunded to Buyer.

(b)        The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from Escrow Agent’s mistake of law respecting Escrow Agent’s scope or nature of its duties.  Seller and Buyer shall jointly and severally indemnify and hold Escrow Agent harmless from and against all liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of Escrow Agent.  Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that Escrow Agent shall hold the Earnest Money and Non-Refundable Deposit in escrow and shall disburse the Earnest Money and Non-Refundable Deposit pursuant to the provisions of this Section 8.

9.         Default

(a)        In the event that Seller is ready, willing and able to close in accordance with the terms and provisions hereof, and Buyer defaults in any of its obligations undertaken in this Agreement, Seller shall be entitled to, as its sole and exclusive remedy to either:  (i) waive such default and proceed to Closing in accordance with the terms and provisions hereof; or (ii) declare this Agreement to be terminated, and Seller shall be entitled to immediately receive all of the Earnest Money as liquidated damages as and for Seller’s sole remedy.  Upon such termination, neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein.  Seller and Buyer agree that (x) actual damages due to Buyer’s default hereunder would be difficult and inconvenient to ascertain and that such amount is not a penalty and is fair and reasonable in light of all relevant circumstances, (y) the amount specified as liquidated damages is not disproportionate to the damages that would be suffered and the costs that would be incurred by Seller as a result of having withdrawn the Property from the market, and (z) Buyer desires to limit its liability under this Agreement to the amount of the Earnest Money paid in the event Buyer fails to complete Closing.  Seller hereby waives any right to recover the balance of the Purchase Price, or any part thereof, and the right to pursue any other remedy permitted at law or in equity against Buyer.  Nothing contained herein shall limit or restrict Seller's ability to pursue any rights or remedies it may have against Buyer with respect to those obligations that expressly survive the termination of this Agreement as provided herein.  In no event under this Section or otherwise shall Buyer be liable to Seller for any punitive, speculative or consequential damages.

(b)        In the event that Buyer is ready, willing and able to close in accordance with the terms and provisions hereof, and Seller defaults in the obligations herein taken by Seller with respect to the Property, Buyer may, as its sole and exclusive remedy, either:  (i) waive any unsatisfied conditions and proceed to Closing in accordance with the terms and provisions hereof; (ii) terminate this Agreement by delivering written notice thereof to Seller no later than Closing, upon which termination the Earnest Money and the Non-Refundable Deposit shall be refunded to Buyer, and Seller shall reimburse Buyer for Buyer’s out-of-pocket expenses incurred in connection with the investigation by Buyer of the Property in an amount not to exceed $15,000, including consultants and attorneys’ fees, which return and payment shall operate as liquidated damages, and such termination shall release Seller and Buyer from any and all rights, obligations and liability hereunder, except those which are specifically stated herein to survive any termination hereof; or (iii) by notice to Seller given on or before the Closing Date, extend the Closing Date for a period of up to thirty (30) days (the “Closing Extension Period”) to permit Seller to remedy such default, and the “Closing Date” shall be moved to the last day of the Closing Extension Period or (iv) enforce specific performance of Seller’s obligations hereunder provided any action for specific performance is commenced within thirty (30) days following Seller’s breach.  If Buyer so extends the Closing Date, then Seller may, but shall not be obligated to, cause said conditions to be satisfied during the Closing Extension Period.  If Seller does not cause said conditions to be satisfied during the Closing Extension Period, then Buyer shall have the remedies set forth in Section 9(b)(i) through (iv) above except that the term “Closing” shall read “Extended Closing”.

10.       Closing.  The Closing shall consist of the execution and delivery of documents by Seller and Buyer, as set forth below, and delivery by Buyer to Seller of the Purchase Price in accordance with the terms of this Agreement.  At Closing, Seller shall deliver physical possession of the Property to Buyer, free and clear of all of Tenant’s Personal Property.  Seller shall deliver to Escrow Agent for the benefit of Buyer at Closing the following executed documents (collectively, the “Closing Documents”):

(a)        A Limited Warranty Deed (the “Deed”) in substantially the form attached hereto as Exhibit B;

(b)        A Bill of Sale for the Personal Property in substantially the form attached hereto as Exhibit C;

(c)        An Assignment of Contracts, Permits, Licenses and Warranties in substantially the form of Exhibit D;

(d)        To the extent obtained by Seller, estoppel certificates with respect to reciprocal easement agreements as may be reasonably requested by Buyer;

(e)        A settlement statement setting forth the Purchase Price, all prorations and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder;

(f)        All transfer tax statements, declarations and filings as may be necessary or appropriate for purposes of recordation of the Deed;

(g)        A certificate pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, or the regulations issued pursuant thereto, certifying the non-foreign status of Seller;

(h)        A copy of the fully-executed Lease Termination Agreement, provided that any financial terms set forth in the Lease Termination Agreement may be redacted by Seller;

(i)         A copy of the Purchase Waiver (as defined below), if applicable; and

(j)         Such other instruments as are reasonably required by Escrow Agent to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.

At Closing, Buyer shall instruct Escrow Agent to deliver the Earnest Money to Seller which shall be applied to the Purchase Price, shall deliver the balance of the Purchase Price to Seller and shall execute and deliver execution counterparts, as applicable, of the Closing Documents referenced above.  The Closing shall be held through the mail by delivery of the Closing Documents to the Escrow Agent on or prior to the Closing or such other place or manner as the parties hereto may mutually agree.

11.       Representations by Seller.  For the purpose of inducing Buyer to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Seller makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date:

(a)        Seller is duly organized (or formed), validly existing and in good standing under the laws of its state of organization, and to the extent required by law, the State in which the Property is located.  Seller has the power and authority to execute and deliver this Agreement and all Closing Documents to be executed by Seller, and to perform all of Seller’s obligations hereunder and thereunder.  Neither the execution and delivery of this Agreement and all Closing Documents to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Seller or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound;

(b)        Seller has not received any written notice of any current or pending litigation, condemnation proceeding or tax appeals affecting Seller or the Property and Seller is not a party to and does not have any knowledge of any pending litigation, condemnation proceeding or tax appeals against Seller or the Property; Seller has not initiated, nor is Seller participating in, any action for a change or modification in the current subdivision, site plan, zoning or other land use permits for the Property and Seller has no knowledge that the Property may be rezoned;

(c)        Seller has not entered into any contracts, subcontracts or agreements affecting the Property which will be binding upon Buyer after the Closing;

(d)        Except for violations cured or remedied on or before the date hereof, Seller has not received any written notice from (or delivered any notice to) (i) any governmental authority regarding any violation of any law applicable to the Property and Seller does not have knowledge of any such violations; and (ii) any third party that the Property or the current use thereof violates any private covenant, restriction, easement or encumbrance and Seller does not have any knowledge of any such violation;

(e)        Seller has fee simple title to the Property, and as of the Closing, such title will be free and clear of all liens and encumbrances except for Permitted Exceptions.  The Property constitutes one or more separate tax parcels for purposes of ad valorem taxation;

(f)        There are no occupancy rights, leases or tenancies affecting the Property other than the Lease, which will be terminated pursuant to the terms of the Lease Termination Agreement at Closing.  Neither this Agreement nor the consummation of the transactions contemplated hereby is subject to any first right of refusal or other purchase right in favor of any other person or entity; and apart from this Agreement, Seller has not entered into any written agreements for the purchase or sale of the Property, or any interest therein which has not been terminated;

(g)        To Seller’s knowledge, except as set forth in the environmental reports previously delivered by Seller to Buyer, no hazardous substances have been generated, stored, released, or disposed of on or about the Property (i) in violation of any law, rule or regulation applicable to the Property which regulates or controls matters relating to the environment or public health or safety (collectively, “Environmental Laws”) or (ii) which would require remediation.  For purposes of this Subsection, “hazardous substances” shall mean any substance or material which is defined or deemed to be hazardous or toxic pursuant to any Environmental Laws, including petroleum and its byproducts;

(h)        Seller is not a party to any voluntary or involuntary proceedings under any applicable laws relating to the insolvency, bankruptcy, moratorium or other laws affecting creditors rights to the extent that such laws may be applicable to Seller;

(i)         To Seller’s knowledge, there is no tangible Personal Property owned by Seller at the Property, and Seller is not a party to any service contracts for the operation and maintenance of the Property;

(j)         To Seller’s knowledge, Seller has received no written notice of any special assessments for public or private improvements by a public body, whether municipal, county or state imposed, affecting any of the Real Property, which are now or hereafter payable;

(k)        To Seller’s knowledge, all Due Diligence Materials delivered or made available to Buyer are complete, accurate, true and correct in all material respects; and

(l)         As used in this Agreement, the words “Seller's knowledge” or words of similar import shall be deemed to mean, and shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of Akomea Poku-Kankam, Senior Vice President and Counsel for AR Global Investments, without any duty of inquiry or investigation, and shall not be construed to refer to the knowledge of any other officer, agent or employee of Seller or any affiliate thereof.  Seller represents to Buyer that Akomea Poku-Kankam is the Seller’s representative that has the most knowledge about the ownership, operation and management of the Property.  To the extent Buyer discovers or acquires actual knowledge prior to the Closing of any inaccuracy in a representation and warranty of Seller in this Agreement and the Closing occurs, such representation and warranty shall be deemed modified to reflect the inaccuracy discovered by Buyer.  Seller’s representations and warranties set forth in this Agreement shall survive the Closing for a period of six (6) months and any action brought on Seller’s representations and warranties shall be commenced within said six (6) month period or shall be forever barred and waived.  In no event shall Buyer be entitled to make a claim for breach of such representations or warranties and Seller shall have no liability in connection therewith (i) unless and until the aggregate amount of all such claims exceeds $5,000.00 or (ii) for any amount in excess of $100,000.00 in the aggregate.

12.       Representations by Buyer.  Buyer represents and warrants to, and covenants with, Seller as of the date hereof and as of the Closing Date as follows:

(a)        Buyer is duly formed, validly existing and in good standing under the laws of its state of formation, and on the Closing Date, to the extent required by law, the State in which the Property is located, is authorized to consummate the transaction set forth herein and fulfill all of its obligations hereunder and under all Closing Documents to be executed by Buyer, and has all necessary power and authority to execute and deliver this Agreement and all Closing Documents to be executed by Buyer, and to perform all of Buyer’s obligations hereunder and thereunder.

(b)        This Agreement and all Closing Documents to be executed by Buyer have been duly authorized by all requisite corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms.

(c)        Neither the execution and delivery of this Agreement and all Closing Documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.

The representations and warranties of Buyer shall survive Closing for a period of six (6) months.

13.       Conditions Precedent to Buyer’s Obligations.    Buyer’s obligation to pay the Purchase Price, and to accept title to the Property, shall be subject to the following conditions precedent on and as of the date of Closing:

(a)        Seller shall deliver to Escrow Agent on or before the Closing the items set forth in Section 10 above;

(b)        The Lease shall have been terminated in accordance with the terms of the Lease Termination Agreement simultaneously with the Closing and a copy of the fully-executed Lease Termination Agreement shall be delivered to Buyer (provided that any financial terms set forth in the Lease Termination Agreement may be redacted by Seller);

(c)        To the extent that there is a right of first refusal, right of first offer or other purchase option that Tenant or any such other party has pursuant to the Lease or otherwise to purchase the Property from Seller, Seller shall provide to Buyer and Escrow Agent such documentation necessary to deliver title to the Property to Buyer free and clear of such right (i.e. a written waiver or affidavit) (the “Purchase Waiver”); and

(d)        The representations and warranties of Seller contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing;

In the event that the foregoing conditions precedent have not been satisfied as of Closing, Buyer shall have the rights and remedies set forth in Section 9(b) of this Agreement.

14.       Conditions Precedent to Seller’s Obligations.  Seller’s obligation to deliver title to the Property shall be subject to compliance by Buyer with the following conditions precedent on and as of the date of Closing:

(a)        Buyer shall deliver to Escrow Agent on the Closing Date the remainder of the Purchase Price, subject to adjustment of such amount pursuant to Section 4 hereof and all applicable documents to be delivered by Buyer in accordance with Section 10 above;

(b)        The Lease shall have been terminated in accordance with the terms of the Lease Termination Agreement simultaneously with the Closing; and

(c)        The representations and warranties of Buyer contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

15.       Notices.  Unless otherwise provided herein, all notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be deemed to have been properly given and received on the date: (i) delivered by electronic mail (e.g. email), (ii) delivered in person, (iii) upon the date tendered for delivery if deposited in the United States mail, registered or certified, return receipt requested, or (iv) on the next business day following delivery to a nationally recognized overnight courier, to the addresses set out in Section 1, or at such other addresses as specified by written notice delivered in accordance herewith.  Notwithstanding the foregoing, Seller and Buyer agree that notice may be given on behalf of each party by the counsel for each party and notice by such counsel in accordance with this Section 15 shall constitute notice under this Agreement.

16.       Seller Covenants.  Seller agrees that it:  (a) shall continue to operate and manage the Property in the same manner in which Seller has previously operated and managed the Property; (b) shall, subject to Section 7 hereof and subject to reasonable wear and tear, maintain the Property in the same (or better) condition as exists on the date hereof, (c) enter into any new easement agreement or any other agreement affecting title to the Property, (d) enter into any lease, license agreement or other occupancy agreement with respect to the Property or (e) consent to any alteration of the Property pursuant to the terms of the Lease (unless such consent is non-discretionary).  Seller shall promptly inform Buyer in writing of any event adversely affecting the ownership, use, occupancy or maintenance of the Property, whether insured or not.

17.       Performance on Business Days.  A "business day" is a day which is not a Saturday, Sunday or legal holiday recognized by the Federal Government.  Furthermore, if any date upon which or by which action is required under this Agreement is not a business day, then the date for such action shall be extended to the first day that is after such date and is a business day.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-business day, the period in question shall end on the next succeeding business day.

18.       Entire Agreement.  This Agreement constitutes the sole and entire agreement among the parties hereto with respect to the purchase and sale of the Property and no modification of this Agreement shall be binding unless in writing and signed by all parties hereto.   No prior agreement or understanding pertaining to the subject matter hereof (including, without limitation, any letter of intent or right-of-entry agreement executed prior to this Agreement) shall be valid or of any force or effect from and after the date hereof.

19.       Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable, at any time or to any extent, then the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby.  Each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

20.       No Representations or Warranties/ As is Release.

(a)        Buyer hereby acknowledges, understands and agrees that it has an opportunity to inspect the Property as set forth in Section 6 herein, and except as set forth in this Agreement, including specifically, but without limitation, Section 11 of this Agreement and Seller’s limited warranty of title contained in the Deed, the Property shall be conveyed at Closing to Buyer in “as-is” condition with no representation or warranties whatsoever.

(b)        Buyer acknowledges and agrees that the Property shall be sold, and Buyer shall accept possession of the Property on the Closing Date “AS IS – WHERE IS, WITH ALL FAULTS,” with no right of setoff or reduction in the Purchase Price, and Buyer shall assume the risk that adverse physical, environmental, economic or legal conditions may not have been revealed by Buyer's investigations.  Except as expressly set forth in Section 11 and in the Closing Documents, neither Seller, its employees, representatives, agents, counsel, broker, sales agent, nor any partner, member, officer, director, employee, trustee, shareholder, principal, parent, subsidiary, affiliate, agent or attorney of Seller, its counsel, broker or sales agent, nor any other party related in any way to any of the foregoing (collectively, “Seller's Representatives”) have or shall be deemed to have made any representations or warranties, express or implied, regarding the Property or any matters affecting the Property, including without limitation, the physical condition of the Property, title to or boundaries of the Property, pest control, soil conditions, the presence or absence, location or scope of any hazardous materials in, at, or under the Property, compliance with building, health, safety, land use or zoning Laws, other engineering characteristics, traffic patterns and all other information pertaining to the Property.  Buyer moreover acknowledges (i) that Buyer is a sophisticated buyer, knowledgeable and experienced in the financial and business risks attendant to an investment in real property and capable of evaluating the merits and risks of entering into this Agreement and purchasing the Property, (ii) that Buyer has entered into this Agreement in reliance on its own (or its experts') investigation of the physical, environmental, economic and legal condition of the Property, and (iii) that Buyer is not relying upon any representation or warranty concerning the Property made by Seller or Seller’s Representatives other than as expressly set forth in Section 11 and in the Closing Documents.  Seller shall not have any liability of any kind or nature for any subsequently discovered defects in the Property, whether the defects were latent or patent.

(c)        Buyer acknowledges that prior to the Closing, Buyer was afforded the opportunity for full and complete investigations, examinations and inspections of the Property.  Buyer acknowledges and agrees that (i) all information and documents in any way relating to the Property furnished to, or otherwise made available for review by Buyer (the “Property Information”) may have been prepared by third parties and may not be the work product of Seller and/or Seller's Representatives; (ii) neither Seller nor any of Seller's Representatives has made any independent investigation or verification of, or has any knowledge of, the accuracy or completeness of, the Property Information; and (iii) Buyer is relying solely on its own investigations, examinations and inspections of the Property and is not relying in any way on the Property Information furnished by Seller or any of Seller's Representatives.

(d)        Except insofar as Seller has breached the representations and warranties in Section 11, Buyer or anyone claiming by, through or under Buyer hereby fully and irrevocably releases Seller and Seller's Representatives from any and all claims that it may now have or hereafter acquire against Seller or Seller's Representatives for any cost, loss, liability, damage, expense, action or cause of action, whether foreseen or unforeseen, arising from or related to any structural, engineering or environmental condition at the Property, including without limitation the presence or absence, location or scope of any hazardous materials in, at, or under the Property (whether patent, latent or otherwise) as of the date of Closing.  Buyer further acknowledges and agrees that this release shall be given full force and effect according to each of its expressed terms and provisions, including but not limited to, those relating to unknown and suspected claims, damages and causes of action.

21.       Applicable Law.  This Agreement shall be construed under the laws of the State of Ohio, without giving effect to any state's conflict of laws principles.

SELLER AND BUYER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY RIGHT EACH MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED AND DELIVERED BY A PARTY IN CONNECTION HEREWITH (INCLUDING ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE).

22.       Tax-Deferred Exchange.  Buyer and Seller respectively acknowledge that the purchase and sale of the Property contemplated hereby may be part of a separate exchange (an “Exchange”) being made by Seller pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated with respect thereto.  In the event that Seller desires to effectuate such an exchange, then the Buyer agrees to cooperate fully with the Seller in order that the Seller may effectuate such Exchange; provided, however, that with respect to such Exchange (a) all additional costs, fees and expenses related thereto shall be the sole responsibility of, and borne by, the Seller; (b) the Buyer shall incur no additional liability as a result of such exchange; (c) the contemplated exchange shall not delay any of the time periods or other obligations of the Seller hereby, and without limiting the foregoing, the scheduled date for Closing shall not be delayed or adversely affected by reason of the Exchange; (d) the accomplishment of the Exchange shall not be a condition precedent or condition subsequent to the Seller's obligations under the Agreement; and (e) the Buyer shall not be required to hold title to any land other than the Property for purposes of the Exchange.  The Seller agrees to defend, indemnify and hold the Buyer harmless from any and all liability, damage or cost, including, without limitation, reasonable attorney's fees that may result from Buyer's cooperation with the Exchange. The Buyer shall not, by reason of the Exchange, (i) have its rights under this Agreement, including, without limitation, any representations, warranties and covenants made by the Seller in this Agreement (including but not limited to any warranties of title, which shall remain warranties of Seller), or in any of the Closing Documents (including but not limited to any warranties of title, which shall remain warranties of Seller) contemplated hereby, adversely affected or diminished in any manner, or (ii) be responsible for compliance with or deemed to have warranted to the Seller that the Exchange complies with Section 1031 of the Code.

23.       Broker’s Commissions.  Buyer and Seller each hereby represent that, except for the Broker listed herein, there are no other brokers involved or that have a right to proceeds in this transaction.  Seller shall be responsible for payment of commissions to the Broker pursuant to a separate written agreement executed by Seller.  Seller and Buyer each hereby agree to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorneys' fees) incurred by the other as a result of any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder's fee or similar compensation made by any broker, finder or any party who claims to have dealt with such party (except that Buyer shall have no obligations hereunder with respect to any claim by Broker).  The representations, warranties and indemnity obligations contained in this section shall survive the Closing or the earlier termination of this Agreement.

24.       Assignment.  This Agreement may be not assigned by Buyer, and any assignment or attempted assignment by Buyer shall constitute a default by Buyer hereunder and shall be null and void, provided, however, Buyer may assign this Agreement to a newly formed special purpose entity or an affiliate of Buyer, which entity is either controlled by or under common control with Buyer, without Seller’s consent, provided further that Buyer shall remain primarily obligated hereunder notwithstanding such assignment.

25.       Attorneys’ Fees.  In any action between Buyer and Seller as a result of failure to perform or a default under this Agreement, the prevailing party shall be entitled to recover from the other party, and the other party shall pay to the prevailing party, the prevailing party’s attorneys’ fees and disbursements and court costs incurred in such action.

26.       Time of the Essence.  Time is of the essence with respect to each of Buyer’s and Seller’s obligations hereunder.

27.       Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when both counterparts have been signed by each of the parties and delivered to the other party.  Signatures on this Agreement which are transmitted electronically shall be valid for all purposes, however any party shall deliver an original signature on this Agreement to the other party upon request.

28.       Anti-Terrorism.  Neither Buyer nor any of their affiliates are in violation of any Anti-Terrorism Law (as hereinafter defined) or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.  Neither Seller nor any of its affiliates are in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.  “Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including: Executive Order No. 13224; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or may hereafter be, renewed, extended, amended or replaced; the applicable laws comprising or implementing the Bank Secrecy Act; and the applicable laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing may from time to time be amended, renewed, extended, or replaced).

29.       Confidentiality.

(a)        Subject to the Ohio open records law, Buyer agrees that neither it nor Buyer’s Representatives shall at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, entity or association any knowledge or information acquired by Buyer or Buyer’s Representatives from Seller or by Buyer’s own inspections and investigations, other than matters that were in the public domain at the time of receipt by Buyer, provided that Buyer may disclose such terms of this Agreement and its reports, studies, documents and other matters generated by it as Buyer deems necessary or desirable to Buyer’s attorneys, accountants, financial advisors, investors and lenders, in connection with Buyer’s investigation of the Property and/or purchase of the Property, provided that the parties to whom such information is disclosed are informed of the confidential nature thereof and agree to keep the same confidential in accordance with this Agreement.

(b)        Buyer acknowledges that damages alone may be an inadequate remedy for any breach by it or Buyer’s Representatives of the terms of this Section 29 and agrees that, in addition to any other remedies that Seller may have, Seller shall be entitled to injunctive relief in any court of competent jurisdiction against any breach of this Section 29.

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SELLER:		BUYER:

ARC CRVANOH001, LLC, a Delaware limited liability company		AXOGEN CORPORATION, a Delaware corporation

By:	/S/Michael Anderson	By:	/s/Karen Zaderej
Name:	Michael Anderson	Name:	Karen Zaderej
Title:	Authorized Signatory	Date:	June 8, 2018
Date:	June 8, 2018

THE UNDERSIGNED HEREBY ACKNOWLEDGES AND AGREES TO BE BOUND BY THE TERMS OF THIS AGREEMENT RELATING TO ESCROW AGENT AND THE EARNEST MONEY AND NON-REFUNDABLE DEPOSIT.

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:	/s/Sharonkay T. Hughs
Name:	Sharonkay T. Hughs
Title:	Assistant Vice President
Date:	June 8, 2018

[SIGNATURE PAGE TO AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY]

EXHIBITS

Exhibit A	-	Legal Description of Real Property

Exhibit B	-	Form of Limited Warranty Deed

Exhibit C	-	Form of Bill of Sale

Exhibit D	-	Form of Assignment of Contracts, Permits, Licenses and Warranties

EXHIBIT A

LEGAL DESCRIPTION OF REAL PROPERTY

SITUATED IN THE CITY OF VANDALIA, COUNTY OF MONTGOMERY, STATE OF OHIO AND BEING LOT NUMBERED 21 OF SCHOLZ INDUSTRIAL PARK REPLAT AS RECORDED IN PLAT BOOK 177, PAGES 49 AND 49A, BEING A REPLAT OF PART OF LOT 7 OF THE SCHOLZ INDUSTRIAL PARK SECTION 1 AS RECORDED IN PLAT BOOK 66, PAGE 4 AND LOT 16 OF SCHOLZ INDUSTRIAL PARK SECTION 3 AS RECORDED IN PLAT BOOK 80, PAGE 40, ALL OF THE PLAT RECORDS OF MONTGOMERY COUNTY, OHIO.

A-1

EXHIBIT B

FORM OF LIMITED WARRANTY DEED

[Subject to Seller Local Counsel Review]

LIMITED WARRANTY DEED

KNOW ALL MEN BY THESE PRESENTS THAT:  ____________________________, a(n) _____________________________ ("Grantor"), for valuable consideration paid, grants with limited warranty covenants to ________________________, a(n) _____________________________ ("Grantee"), whose tax mailing address is ________________________, the real property situated in the __________ of _____________, County of ______________, State of Ohio, and more particularly described as follows:

See Exhibit “A” attached hereto and made a part hereof.

1.        Prior Instrument Reference:   _____________________________

2.        Parcel Numbers:                  ______________________________

Subject to real estate taxes and assessments which are not yet due and payable; and the easements, conditions and restrictions of record listed on Exhibit “B” attached hereto and made a part hereof.

Executed this ___________ day of _______________, 201__.

GRANTOR:

__________________________________________,
a(n) ______________________________

By: ____________________________________
Print Name: _______________________________
Its: ____________________________________

B-1

STATE OF OHIO	:
: ss.
COUNTY OF ____________	:

Before me, a Notary Public in and for said County and State, personally appeared ________________________________, ______________________ of ______________________________, a(n) ___________________________________, who acknowledged that ____ did sign the foregoing instrument and that the same is _____ free and voluntary act and deed for and on behalf of said ______________________________________.

In Testimony whereof, I have hereunto set my hand and official seal this ______ day of _____________________, 201___.

Notary Public

This instrument prepared by:	Herbert Godby, Esq.
Ice Miller LLP
250 West Street
Columbus, Ohio 43215

B-2

EXHIBIT C

FORM OF BILL OF SALE

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, ARC CRVANOH001, LLC, a Delaware limited liability company, having an address at c/o AR Global Investments, LLC, 405 Park Avenue, 4th Floor, New York, New York 10022 (“Seller”), hereby bargains, sells, conveys and transfers to ____________________________ (“Buyer”), a _______________________________, all of Seller’s right, title and interest in and to all fixtures, equipment and tangible personal property and intangible personal property (including any warranty made by third parties in connection with the same and the right to sue on any claim for relief under such warranties) (the “Personal Property”) owned by Seller and located at or held in connection with that certain real property located at 913 Industrial Park Drive, Vandalia, Ohio, as more particularly described on Schedule A attached hereto and made a part hereof.

Seller has not made and does not make any express or implied warranty or representation of any kind whatsoever with respect to the Personal Property, including, without limitation, with respect to title, merchantability of the Personal Property or its fitness for any particular purpose, the design or condition of the Personal Property; the quality or capacity of the Personal Property; workmanship or compliance of the Personal Property with the requirements of any law, rule, specification or contract pertaining thereto; patent infringement or latent defects.  Buyer accepts the Personal Property on an “as is, where is” basis.

IN WITNESS WHEREOF, Seller has caused this instrument to be executed and delivered as of this ___ day of _______, 2018.

SELLER:

ARC CRVANOH001, LLC, a Delaware limited liability company

By:
Name:
Title:

C-1

SCHEDULE A

TO BILL OF SALE

C-2

EXHIBIT D

FORM OF ASSIGNMENT OF CONTRACTS,

 PERMITS, LICENSES AND WARRANTIES

THIS ASSIGNMENT, made as of the ___ day of ________, 2018, by ARC CRVANOH001, LLC, a Delaware limited liability company  (“Assignor”), to _____________________________, a __________________________________________(“Assignee”).

W I T N E S S E T H:

WHEREAS, by Agreement for Purchase and Sale of Real Property (the “Purchase Agreement”) dated as of ________, 2018, between Assignor and Assignee, Assignee has agreed to purchase from Assignor as of the date hereof, and Assignor has agreed to sell to Assignee, that certain property located at 913 Industrial Park Drive, Vandalia, Ohio  (the “Property”); and

WHEREAS, Assignor desires to assign to Assignee as of the date hereof all of Assignor’s right, title and interest in contracts, permits, trademarks, licenses and warranties held by Assignor in connection with the Property (collectively, the “Contracts”).

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Assignor hereby assigns, sets over and transfers unto Assignee to have and to hold from and after the date hereof all of the right, title and interest of Assignor in, to and under the Contracts.  Assignor agrees without additional consideration to execute and deliver to Assignee any and all additional forms of assignment and other instruments and documents that may be reasonably necessary or desirable to transfer or evidence the transfer to Assignee of any of Assignor's right, title and interest to any of the Contracts.

By executing this assignment, Assignee hereby accepts the assignment of and assumes Assignor’s obligations and liabilities set forth in the Contracts from and after the date hereof. This Assignment shall be governed by the laws of the State of Ohio, applicable to agreements made and to be performed entirely within said State.

IN WITNESS WHEREOF, Assignor has duly executed this Assignment as of the date first above written.

ASSIGNOR:	ASSIGNEE:

ARC CRVANOH001, LLC,
a Delaware limited liability company

By:	By
Name:	Name:
Title:	Title:

D-1